Exhibit 99.1

Tokyo Electron to Acquire FSI International

Tokyo, and Chaska, MN, August 13, 2012 - Tokyo Electron Limited (“TEL”; Headquarters: Tokyo; President and CEO: Hiroshi Takenaka) (TSE: 8035) and FSI International, Inc (“FSI”; Headquarters: Chaska, Minnesota, USA; Chairman and CEO: Donald Mitchell) (NASDAQ: FSII), announced today that they have entered into a definitive agreement under which TEL will acquire FSI for $6.20 per share in cash, or an aggregate equity purchase price of approximately $252.5 million.

The purchase price represents a premium of 53.5% to the closing price of FSI’s common shares on August 10, 2012. The acquisition, which will be completed pursuant to a cash tender offer followed by a second step merger, has been unanimously approved by the boards of directors of TEL and FSI. The board of directors of FSI unanimously recommends that FSI’s shareholders tender their shares into the tender offer. The transaction is expected to close in calendar year 2012.

Surface preparation has increasingly become a critical technology in semiconductor manufacturing, and TEL is focused on improving its market position. FSI is a leading provider of cleaning and surface preparation equipment with process capabilities complementary to TEL’s. FSI’s innovative technologies, combined with TEL’s expertise and strong track record as a provider of fundamentally reliable batch and single wafer surface preparation equipment with high productivity and outstanding low defect performance, will enable TEL to provide an even stronger overall product lineup. Additionally, the diverse set of tool capabilities greatly enhances TEL’s capacity to offer value-added solutions for the new surface preparation challenges that will inevitably come in the future.

Hiroshi Takenaka, President and CEO of TEL, commented: “FSI has a long history as a technology innovator in surface preparation. They have repeatedly developed creative solutions to key challenges in semiconductor manufacturing. I’m convinced that the acquisition will expand TEL’s business by strengthening our ability to provide effective solutions for the full range of current and future customer applications, thereby increasing value to our shareholders.”

Donald Mitchell, Chairman and CEO of FSI, added: “This transaction represents a compelling opportunity for FSI shareholders, employees and customers. By combining the market position, scale and operational excellence of Tokyo Electron with the leading edge surface preparation solutions from FSI we can ensure that semiconductor manufacturers have access to the advanced technology they need for success at 28 nanometers and below. We are pleased to become part of Tokyo Electron, a premier company in the semiconductor production equipment industry.”

Under the terms of the definitive merger agreement between TEL and FSI, TEL, through an indirect wholly-owned subsidiary, will commence a cash tender offer to purchase all of the outstanding shares of FSI’s common stock for $6.20 per share. The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares that constitutes at least a majority of FSI’s outstanding shares of common stock, on a fully diluted basis, and receipt of required regulatory approvals, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The agreement also provides for the parties to effect, subject to customary conditions, a merger following the completion of the tender offer that would result in all shares not tendered in the tender offer being converted into the right to receive $6.20 per share in cash. TEL will finance the acquisition from its existing cash resources.

Goldman Sachs is serving as exclusive financial adviser to Tokyo Electron in connection with the acquisition, and Jones Day is its legal adviser. Barclays is serving as exclusive financial adviser to FSI in connection with the acquisition, and Faegre Baker Daniels LLP is its legal adviser.

About TEL

Tokyo Electron Limited, established in 1963, is a leading supplier of innovative semiconductor and FPD production equipment worldwide. Product lines include coater/developers, oxidation/diffusion furnaces, dry etchers, CVD systems, surface preparation systems, gas cluster ion beam technologies, and test systems. To support this diverse product base, TEL has strategically located research & development, manufacturing, sales, and service locations all over the world. TEL is a publicly held company listed on the Tokyo Stock Exchange. More information about TEL is available at www.tel.com.

About FSI

FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray and cryogenic aerosol technologies, customers are able to achieve their process performance flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. More information about FSI is available at www.fsi-intl.com.

Additional Information

The tender offer for the purchase of the outstanding shares of FSI’s common stock described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, TEL will file a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other tender offer materials) with the U.S. Securities and Exchange Commission (“SEC”) and FSI will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Prior to making any decision regarding the tender offer, FSI shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 when they become available as they will contain important information. Once filed, FSI shareholders will be able to obtain the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement (including the offer to purchase, letter of transmittal and other tender offer materials) and the related solicitation/recommendation statement (when available) may be obtained free of charge from the information agent named in the tender offer materials or by directing a request to FSI International, Inc., Attention: Benno Sand, Executive Vice President, Business Development, Investor Relations and Secretary, Telephone Number 952.448.8936.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. All forward-looking statements are based largely on current expectations and beliefs concerning future events, approvals and transactions that are subject to substantial risks and uncertainties. Factors that may cause or contribute to the actual results or outcomes being different from those contemplated by forward-looking statements include: risks and uncertainties associated with the tender offer, including uncertainties as to the timing of the tender offer and merger, uncertainties as to how many of FSI’s shareholders will tender their shares in the offer, the risk that competing offers will be made, and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause FSI’s actual results to differ materially from those expressed or implied in the forward-looking statements are discussed in FSI’s filings with the SEC, including in its periodic reports filed on Form 10-K and Form 10-Q with the SEC. Copies of FSI’s filings with the SEC may be obtained at the “Investors” section of FSI’s website at www.fsi-intl.com or on the on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this communication and neither TEL nor FSI assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or developments or otherwise, except as required by law.

Contact:

Public Relations Group, Tokyo Electron Ltd.

telpr@tel.com